By Federal Express and Email

February 15, 2008

Subject: Separation and Release Agreement

Dear Michael:

Your employment with Marsh & McLennan Companies, Inc. (the “Company”), and your service as a member of the Board of Directors of the Company, terminated effective January 29, 2008, (the “Separation Date”). This letter (the “Agreement”) sets forth our understanding and agreement concerning your separation from the Company, as follows:

1.	Your compensation, payments and benefits from the Company, whether or not you sign this Agreement, shall be as follows (in each case less applicable statutory deductions and authorized withholdings):
a.	You will be paid your base salary through the Separation Date.
b.	You will be paid for any reimbursable business expenses that have not yet been reimbursed to you.
c.	You will be entitled to pay in lieu of two weeks accrued vacation.
d.

You will receive at the appropriate time, under separate cover, general information about your rights to elect group health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

e.

You will be eligible to receive a bonus for the calendar year 2007, which bonus will be determined by the Compensation Committee of the Company Board of Directors (the “Committee”) in its sole discretion following the Separation Date; provided that the amount of such bonus may be zero.

Nothing in this Agreement is intended to impair any of these rights.

2.

Provided you agree to and accept the terms of this Agreement on or before March 11, 2008, and do not timely revoke your acceptance as provided in paragraph 14 below, the Company shall provide you with the following additional benefits, less applicable withholdings and authorized deductions (the “Separation Benefits”):

a.

Within thirty (30) days of the expiration of such revocation period, the Company shall pay you Seven Million One Hundred Fifty Thousand Dollars ($7,150,000) in accordance with your employment agreement with the Company entered into as of July 20, 2005 (the “Employment Agreement”).

In accordance with the Employment Agreement, in the event that there is a Change in Control (as defined in the Company’s 2000 Senior Executive Incentive and Stock Award Plan, in effect on the Separation Date) within the six (6) months immediately following the Separation Date, the Company will pay to you an additional $3.575 million within thirty (30) days following the Change of Control.

b.

In accordance with the Employment Agreement, effective upon the Separation Date, equity-based awards granted to you become fully vested. Accordingly, as of the Separation Date, 293,409 Restricted Units and 128,469 shares of Restricted Stock which were granted to you pursuant to the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan are fully vested. Included in the vested Restricted Units are 151,126 MMC Performance Restricted Units granted to you in 2006 and 2007. All of the vested Restricted Units and shares of Restricted Stock will be distributed within thirty (30) days of the expiration of the revocation period.

c.

Effective upon the Separation Date, you have 820,967 outstanding stock options from three separate grants, of which 343,938 were vested prior to the Separation Date and of which 477,029 vested on the Separation Date in accordance with the Employment Agreement. The vested options will be exercisable for five years following the Separation Date, subject to a performance contingency. With respect to the Stock Options granted to you in 2005 (426,621 stock options), the options are exercisable only if after vesting, the closing price of MMC common stock is at least 115% of the exercise price for 30 consecutive trading days. With respect to the remaining stock options, the options are exercisable only if, after vesting, the closing price of MMC common stock is at least 115% of the exercise price for 10 consecutive trading days. The options will be exercisable for five years following the Separation Date, but only after the time that the applicable contingency is met prior to the expiration of the five year period.

d.

The Company will provide, at your request, a six (6) month executive outplacement counseling program at a level and by an outplacement firm to be selected by the Company. You must commence such counseling within sixty (60) days.

e.	You will be permitted to participate in the Executive Financial Services Program through December 31, 2008.

f.	The Company will provide you with an offsite office and administrative support for one (1) year following the Separation Date.

g.

As set forth in paragraph 3 below, you may elect group health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or the MMC Retiree Medical Plan. Alternatively, you may elect to receive the welfare benefit described below (the “Welfare Benefit”) in lieu of such COBRA continuation coverage or the MMC Retiree Medical Plan. The Welfare Benefit provides continuation of group welfare coverage comparable to the coverage provided to similarly-situated active participants for 12 months following your termination of employment, followed immediately by coverage for a period, and on a basis, that is substantially similar to the COBRA continuation coverage that would apply if your termination of employment occurred at the conclusion of such 12-month period. The premium contribution for the first 12 months will be the same as the premium contribution for similarly-situated active participants, except that your premium contribution will be made on an after-tax basis and the Company will impute taxable income equal to the difference between the premiums paid by you and the full premium cost for similarly situated COBRA participants. Thereafter, the premium contribution will be the same as for similarly-situated COBRA participants. Provision of the Welfare Benefit is subject to your satisfying and continuing to satisfy all requirements necessary to maintain such coverage, including without limitation, paying your share of all required premiums on a timely basis. Note that if you elect the Welfare benefit you will not be able to thereafter elect to receive coverage under the MMC Retiree Medical Plan.

3.

As of the Separation Date, you will cease to participate as an active employee in all Company benefit plans and programs, subject to your rights under the terms and conditions of such benefit plans and programs, and your right to elect certain health care continuation coverage under COBRA, the MMC Retiree Medical Plan or the Welfare Benefit as provided in subparagraph 2(g). All employee benefits in effect while you were actively employed by the Company will be governed in accordance with the terms and conditions of the applicable Company plan.

4.
a.

During the period commencing on the Separation Date and ending on March 31, 2008 (the “Transition Period”), you will serve as a consultant to the Company, assisting the Company in the transition process relating to your separation from employment (including assisting your successor in the transition of your duties and responsibilities to such successor) and on other projects as may reasonably be requested by the Board of Directors of the Company (the “Board”) or the then-Chief Executive Officer of the Company (the “New CEO”) (such services, the “Transition Services”). You will provide the Transition Services as an independent contractor and not as an employee of the Company, and during the Transition Period you shall not participate in any employee benefit or compensation plans, policies or arrangements applicable to employees of the Company or any of its affiliates, other than as specifically stated herein in your capacity as a former employee of the Company.

b.

During the Transition Period, you will report to the Board and the New CEO, and you will devote an amount of time necessary to perform the Transition Services, it being understood that (i) such Transition Services will not involve full-time service to the Company, provided that, in any event, you and the Company intend that the Transition Services will not exceed 20% of the average level of services you performed for the Company during the applicable period prior to the Separation Date (it being the intent of the parties that you will incur a “separation from service” (as such term is used in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) on the Separation Date) and (ii) you will not be required, without your consent, to perform the Transition Services at a location other than the office to be provided to you pursuant to subapragraph 2(f) and, if requested by the Board or the New CEO, the Company’s principal executive offices (other than as a result of normal business travel arrangements).

c.

During the Transition Period, the Company will pay you a consulting fee at a monthly rate of $333,333 (the “Transition Services Fee”) for each of January, February and March 2008, payable in equal installments no less frequently than monthly during the Transition Period. The Transition Services Fee shall be reduced by the amount of salary paid to you during 2008. Because you will be rendering the Transition Services pursuant to this Agreement as an independent contractor and not as an employee, you shall be solely responsible for the payment of all Federal, state and local taxes that are required by applicable laws or regulations to be paid with respect to the Transition Services Fee. The Company will reimburse you for all necessary and reasonable business expenses incurred by you in the performance of the Transition Services in accordance with the Company’s regular practices and policies.
d.

In the event that, during the Transition Period, you engage in an act that would have constituted Cause under the Employment Agreement, the Company may elect to terminate the Transition Services and the Transition Period by written notice to you, in which case the Company will cease to have any obligation to pay you any portion of the Transition Services Fee from following the date of such termination, and you will be required to repay to the Company any portion of the Transition Services Fee paid to you following your commission of the act constituting Cause. You shall have the right to discontinue providing the Transition Services and terminate the Transition Period at any time, for any or no reason, by providing the Company with written notice of your desire to terminate the Transition Services and the Transition Period, which notice shall be given ten (10) days prior to the date you intend to terminate the Transition Period. You acknowledge and understand that the Company’s obligation to pay the Transition Services Fee will terminate on the date your obligation to provide the Transition Services is terminated pursuant to the preceding sentence. You further acknowledge and agree that you (i) shall be required to repay to the Company any portion of the Transition Services Fee paid to you following your breach of any of the covenants set forth in paragraph 10 of this Agreement and (ii) shall not be entitled to the payment of any portion of the Transition Services Fee following such breach.

5.

You acknowledge and agree that, except as expressly provided in this Agreement, you are not entitled to and will not receive any additional consideration, compensation, payments or benefits of any kind from the Company including, without limitation, any notice, bonus or severance payments under the Employment Agreement, and that no representations or promises to the contrary have been made to you.

6.	In exchange for the Separation Benefits, which you acknowledge constitutes sufficient consideration to support this Agreement, you agree as follows:
a.

You, on your own behalf and on behalf of your heirs, executors, successors and assigns, hereby knowingly, voluntarily and unconditionally release, waive and fully discharge the Releasees (as such term is defined in subparagraph 6(f) below) from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys' fees, interest, injuries, expenses, debts or demands of any nature whatsoever, whether known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, that were or could have been filed with any Federal, state or local court, agency, arbitrator or any other entity, based directly or indirectly on your employment with and separation from the Company, or based on any other alleged act or omission by or on behalf of MMC or any of its subsidiaries prior to your signing this Agreement. Without limiting the generality of the foregoing, this paragraph specifically includes all: (i) claims arising out of or relating to your employment, compensation and benefits with MMC or any of its subsidiaries or the termination of such employment, including without limitation claims for stock options, restricted stock units, performance-based restricted stock units, stock bonus units, deferred stock units, or claims under any incentive compensation plan of MMC or any of its subsidiaries; (ii) claims based on breach of contract (express or implied), including, without limitation, all claims based on, concerning or arising out of the Employment Agreement; (iii) claims based on tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge and wrongful discharge; (iv) claims under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Older Workers Benefit Protection Act of 1990 ("OWBPA"), Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, 41 U.S.C. § 1981 (discrimination), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the Employee Retirement Income Security Act of 1974, as amended, the New York State and New York City Human Rights Laws, the New York Labor Law, the New York Constitution, and as such laws have been or may be amended, any Federal, state or local fair employment, civil or human rights laws, wage and hour laws and wage payment laws, and any and all other Federal, state and local or other statutes, laws, ordinances, regulations and orders; (v) claims under common law; and, (vi) claims under any Company policy, procedure, bylaw or rule.

b.

You acknowledge that you are further waiving your right to receive money or other relief in any action instituted by you or on your behalf by any person, entity or governmental agency in respect of matters covered by this paragraph 6. Nothing in this paragraph 6 shall limit the rights of any governmental agency or your right of access to, cooperation or participation with any governmental agency, including the U.S. Equal Employment Opportunity Commission. You further agree to waive your rights under any Federal, state or local statute or regulation that provides that a general release does not extend to claims that the releasor does not know exists or does not suspect to exist in the releasor's favor at the time of executing the release, which if known to the releasor must have materially affected the releasor's settlement with the releasee.

c.

You acknowledge that you have received all leave to which you may have been entitled, including leave pursuant to the federal Family and Medical Leave Act and any similar state or local laws, and that you have not been discriminated or retaliated against in any way for requesting or taking such leave.

d.	You acknowledge and agree that your waiver of rights under this paragraph 6 is knowing and voluntary and in compliance with the OWBPA.
e.

This paragraph 6 shall not waive or release any rights or claims that you may have that arise after the date this Agreement is executed by you, including, without limitation, any rights or claims that arise under the ADEA after the date of this Agreement, and shall not constitute a waiver of any post-termination health continuation insurance benefits required under Federal, state or local law.

f.

For purposes of this Agreement, the term “Releasees” includes the Company, and all of its past and present direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns and representatives, and all of their respective past and present benefit and severance plans, plan administrators, insurers, agents, shareholders, officers, directors, employees, attorneys and representatives, whether acting as agents or in individual capacities, and this Agreement shall inure to the benefit of and shall be binding upon and enforceable by all such entities and individuals.

7.

You hereby resign from all offices, directorships and fiduciary positions with the Company and all of its affiliates and employee benefit plans, and agree to promptly execute such documentation as the Company may reasonably request to effect such resignations. You hereby grant an irrevocable power of attorney to the General Counsel of the Company to act on your behalf in this regard if you do not promptly take any such requested action.

8.

Except as may otherwise be provided in paragraph 4, you acknowledge and agree that the Company shall have no obligation now or at any time in the future to rehire, engage or employ you in any capacity, including as an independent contractor or consultant, or to affirmatively assist you in any employment efforts. You further agree that, if you seek employment or any other remunerative relationship with the Company, a rejection of your application or inquiry will not constitute a breach of this Agreement or a violation of law in any manner whatsoever by the Company.

9.	You agree that you will not recover upon, or otherwise enforce or accept monies from, any judgment, decision or award upon any claim released by you in this Agreement.
10.
a.

You understand and agree that all work files, papers, documents, memoranda, letters, handbooks and manuals, spreadsheets, emails, facsimiles and other communications written, authorized, signed, received or transmitted by you during your employment with the Company, or during the process of your being hired by the Company, and any Company property including, without limitation, any computer hardware or software, or communications equipment in your possession, are and remain the property of the Company and, as such, are not to be removed from the Company's offices. In addition, any such Company property that you possess, but is not in the Company's offices, is to be returned immediately. By signing this Agreement, you confirm that you will not retain in your possession or under your control any of the documents, materials or property described in this subparagraph 10(a), including copies in any format, and that you will not be eligible to receive any portion of the Separation Benefits unless and until all such documents, materials and/or property are returned to the Company.

b.

You acknowledge and re-affirm your continuing obligations to the Company with respect to confidential or proprietary information and trade secrets to which you had access during, and work product developed in connection with, your employment with the Company. You agree that you shall not at any time or for any purpose whatsoever disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including any trade secret or proprietary or confidential information of any customer or client or other entity to which the Company owes an obligation not to disclose such information, which you acquired during your employment with the Company, including, without limitation, records kept in the ordinary course of business except (i) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information; (ii) as to such confidential information that becomes generally known to the public or trade without your violation of this paragraph 10; or, (iii) to your spouse and personal tax and financial advisors as reasonably necessary or appropriate to advance your tax, financial and other personal planning (each an "Exempt Person"); provided, however, that any disclosure or use of any trade secret or proprietary or confidential information by an Exempt Person shall be deemed to be a breach of this paragraph 10 by you.

c.

You represent that, as of the date of this Agreement, you have not violated, and are not currently in violation of, any of the confidentiality obligations set forth in this paragraph 10, or any confidentiality obligations you may have under any agreement entered into by you in connection with your employment with the Company, including without limitation the Employment Agreement.

d.

You represent that, prior to the Separation Date, you disclosed to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of business practices involving MMC or any subsidiary conducted by any government agency or to any existing, threatened or anticipated litigation involving MMC or any subsidiary, whether administrative, civil or criminal in nature. You further represent that you are otherwise unaware of any wrongdoing committed by any current or former employees of MMC or any subsidiary that has not been disclosed by you. You agree that you will cooperate fully with MMC or any subsidiary in connection with any matter arising out of or related to your former employment, including, without limitation, any investigation of business practices involving MMC or any subsidiary conducted by any government agency, or any existing or future litigation involving MMC or any subsidiary, whether administrative, civil or criminal in nature (collectively, the “Disputes”), in which and to the extent the Company should reasonably deem your cooperation necessary. Such cooperation shall include appearing from time to time at the offices of MMC or any subsidiary or their counsel for conferences and interviews and in general providing the officers of MMC or any subsidiary and their counsel with the full benefit of your knowledge with respect to any such matter. You further agree to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties. You further agree that you shall in no event cooperate with any party that is or may be adverse to MMC in any Dispute unless you are required to do so by applicable law; provided that (i) you shall have first promptly notified the General Counsel of the Company in writing of your required cooperation in such Dispute and (ii) the Company shall have exhausted all remedies available to the Company in order to prevent you from so cooperating.

e.

Nothing in this Agreement will limit your right under applicable law to provide truthful and complete information to judicial, administrative, governmental or regulatory authorities in connection with any investigation of alleged wrongdoing by MMC or any subsidiary.

f.

You agree that, in the event you are convicted of a crime or plead guilty to a crime in connection with any investigation of business practices involving MMC or any subsidiary conducted by any government agency, you will return to the Company within thirty (30) days of such conviction or plea any payments made to you pursuant to paragraphs 2 and 4 of this Agreement.

11.
a.

You acknowledge and agree that solely by reason of your employment by MMC or any subsidiary, you came into contact with a significant number of the clients and prospective clients of MMC and its subsidiaries, and have been provided with confidential and proprietary information and trade secrets, including those regarding such clients, prospective clients and related information.

b.

You acknowledge and agree that during the Transition Period and for a period of twenty-four (24) months following the Separation Date, you will not, directly or indirectly, (i) engage in any Competitive Activity (as such term is defined below) or, (ii) whether on behalf of yourself or any other person or entity (x) solicit any customer or client of MMC or its subsidiaries with respect to a Competitive Activity or (y) solicit or employ any employee of MMC or its subsidiaries for the purpose of causing such employee to terminate his or her employment with MMC or the subsidiary; provided that your provision of the services contemplated by that certain agreement by and between you and the Los Angeles Police Department, dated as of June 15, 2001, shall not in and of itself be deemed a violation of this subparagraph 11(b).

c.

For purposes of this Agreement, "Competitive Activity" shall mean your engaging in an activity, whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than I% shareholder of a publicly traded company), competitive with any business of MMC or its subsidiaries conducted as of the Separation Date; provided, however, that you may be employed by or otherwise associated with (i) a business of which a subsidiary, division, segment, unit, etc. is in competition with MMC or any subsidiary, but as to which such subsidiary, division, segment, unit, etc., you have absolutely no direct or indirect responsibilities or involvement, or (ii) a company where the Competitive Activity is, (x) from the perspective of such company, de minimis with respect to the business of such company and its affiliates, and, (y) from the perspective of MMC and its subsidiaries, not in material competition with MMC or any subsidiary.

d.

You acknowledge and agree that the covenants contained in this paragraph 11 are reasonable and necessary to protect the confidential information and goodwill of MMC and its subsidiaries. You further acknowledge and agree that your experience and capabilities are such that the provisions of this paragraph 11 will not prevent you from earning a livelihood.

12.

You agree that, except as required by law, you will not make any communication, written or oral, that disparages, criticizes or otherwise reflects adversely on, encourages any adverse action against, or impairs the reputation of the Company, and all of its past and present direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns and representatives, and all of their respective past and present officers, directors, employees, attorneys and representatives, whether acting as agents or in individual capacities.

13.

The making of this Agreement is not intended, and shall not be construed, as an admission that the Company has violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against you.

14.

The parties to this Agreement intend for the benefits and payments provided pursuant to this Agreement to comply with the provisions of Section 409A of the Code, but the Company does not represent, warrant or guarantee that such benefits and payments will not be subject to “additional tax” or other adverse tax consequences under Section 409A of the Code.

15.
a.

You acknowledge that: before signing this Agreement, you were given a period of twenty-one (21) days in which to review and consider it; that you have, in fact, carefully reviewed this Agreement; and, that you are entering into it voluntarily and of your own free will. You further acknowledge that you have been advised to consult with an attorney before signing this Agreement, and that, to the extent you wished to do so, you have done so. You acknowledge that you have read this Agreement in its entirety, that you have had an opportunity to have all of its provisions explained by independent legal counsel of your own choice and that you fully understand the terms and legal effect of this Agreement. You agree that if you execute this Agreement before the end of the 21-day period, such early execution was completely voluntary, and that you had reasonable and ample time in which to review this Agreement.

b.

You agree that, for a period of seven (7) days after you sign this Agreement, you have the right to revoke it by providing written notice to Leon J. Lichter, Vice President, Benefits & Compensation Counsel, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. For this revocation to be effective, written notice must be received by Mr. Lichter no later than the close of business on the seventh (7th) day after you sign this Agreement. Notwithstanding anything contained herein to the contrary, this Agreement will not become fully effective and enforceable until after the expiration of the seven-day revocation period.

16.

This Agreement contains the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes and terminates any and all previous agreements and understandings between you and the Company, whether written or oral. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition made in connection with the subject matter of this Agreement, shall be binding upon any party hereto unless made in writing and signed by such party.

17.

In the event any provision of this Agreement shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portions shall remain in full force and effect; provided, however, that if paragraph 6 is held to be unenforceable, you agree to promptly execute a valid waiver and release in favor of the Releasees. The unenforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

18.	This Agreement is governed by the laws of the State of New York, irrespective of conflict of laws principles.
19.

Any dispute or controversy arising from or relating to this Agreement, your employment with the Company or the termination thereof shall be resolved by binding arbitration before a single arbitrator, to be held under the auspices of the American Arbitration Association ("AAA") in New York City, or in any other location mutually agreed to by the Company and you, in accordance with the Commercial Arbitration Rules of the AAA then in effect. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Without prejudice to the foregoing, you agree that the Company may seek provisional relief from a court of competent jurisdiction (i) in aid of such arbitration or to prevent any award sought from being rendered ineffectual, or (ii) to preserve or enforce the Company's rights under paragraphs 10 and 11 of this Agreement.

20.	This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
21.

If the terms of this Agreement are acceptable to you, please indicate your agreement by signing and dating the enclosed copy and returning it to Leon J. Lichter, Vice President, Benefits & Compensation Counsel, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036.

Very truly yours,

MARSH & McLENNAN COMPANIES, INC.

By:

/s/ Ian Lang

The Rt. Hon. Lord Lang of Monkton, D.L.

Chairman, Compensation Committee of the Board of Directors

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

AGREED AND ACCEPTED:

Michael G. Cherkasky

/s/ Michael G. Cherkasky 2-15-08
Signature	Date

-13-